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                                                        Exhibit 5.1
                           PAUL, WEISS, RIFKIND, WHARTON, & GARRISON


                                                          July 9, 1998


Grove Holdings LLC
Grove Holdings Capital, Inc.
201 Main Street
Fort Worth, Texas 76102


             Registration Statement on Form S-4 (File No. 333-57609)

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Grove Holdings LLC, a Delaware limited liability company (the "Company"), and Grove Holdings Capital, Inc., a Delaware corporation ("Grove Holdings Capital" and together with the Company, the "Issuers"), with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under it, we have been requested to render our opinion as to the legality of the securities being registered under the Act. The Registration Statement relates to the registration



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Grove Holdings LLC                                                            2



under the Act of the Issuers' 11 5/8% Senior Discount Debentures due 2009 (the "Exchange Debentures"). The Exchange Debentures are to be offered in exchange for the Issuers' outstanding 11 5/8% Senior Discount
Debentures due 2009 (the "Existing Debentures") issued and sold by the Issuers on April 29, 1998 in an offering exempt from registration under the Act. The Exchange Debentures will be issued by the Issuers in accordance with the terms of the Indenture (the "Indenture"), dated as of April 29, 1998, among the Issuers and United States Trust Company of New York, as trustee (the "Trustee"). Capitalized terms used in this opinion and not otherwise defined shall have the respective meanings ascribed to them in the Registration Statement.

     In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

     (i)   the Registration Statement (including its exhibits);

     (ii)  the Indenture included as Exhibit 4.1 to the Registration
Statement;

     (iii) the Purchase Agreement, dated as of April 29, 1998, among the Issuers and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Chase Securities Inc. ("Chase Securities" and together with DLJ, the "Initial Purchasers") included as Exhibit 1.1 to the Registration Statement;

     (iv)  the proposed form of the Exchange Debentures included as Exhibit
4.3 to the Registration Statement; and



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Grove Holdings LLC                                                             3


     (v) the Registration Rights Agreement, dated as of April 29, 1998, among the Issuers and the Initial Purchasers (the "Registration Rights Agreement"), included as Exhibit 4.4 to the Registration Statement.

     In addition, we have examined: (i) corporate and limited liability company records of the Issuers as we have considered appropriate; and (ii) other certificates, agreements and other documents as we deemed relevant and necessary as a basis for the opinions expressed below.

     In our examination of the Documents and in rendering the opinions set forth below, we have assumed without independent investigation (i) the due organization and valid existence of the Issuers, (ii) the enforceability of the Documents against each party to them (other than the Issuers), (iii) the necessary power and authority of each of the Issuers to execute, deliver and perform its obligations under each of the Documents to which it is a party,
(iv) the due authorization, execution and delivery by each of the Issuers of each of the Documents to which it is a party, (v) that the authorization, execution and delivery by each of the Issuers of each Document to which it is a party and the consummation by each of the Issuers of the transactions contemplated by them do not violate or result in a breach of or default under the party's charter documents, operating agreements or other organizational documents, as the case may be, (vi) that the Exchange Debentures will be issued as described in the Registration Statement and in the form reviewed by us and that any information omitted from the form will be properly added,
(vii) the



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Grove Holdings LLC                                                             4


genuineness of all signatures, (viii) the legal capacity of all individuals who have executed any of the documents which we examined, (ix) the authenticity of all documents submitted to us as originals, (x) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents and (xi) the authenticity of all the latter documents.

     In expressing the opinions set forth below, we have relied upon the factual matters contained in the representations and warranties of the Issuers made in the Documents and upon certificates of public officials and officers of the Issuers.

     Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that when issued, authenticated and delivered in accordance with the terms of the Indenture and against exchange for the Existing Debentures in accordance with the terms set forth in the Registration Rights Agreement, the Exchange Debentures will be legal, valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

     The foregoing opinions are subject to the assumption and qualification that the enforceability of the Indenture and the Exchange Debentures may be limited by (i) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).


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Grove Holdings LLC                                                             5


     Our opinion expressed above is limited to the laws of the State of New York, the Delaware General Corporation Law and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, that are currently in effect.

     We consent to the use of our name in the Registration Statement and in the prospectus contained in it as it appears in the caption "Legal Matters" and to the use of the opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated under it.


                                           Very truly yours,



                                   /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON